Exhibit 16.1

May 9, 2011

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:  WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 9, 2011, of WEIKANG BIO-TECHNOLOGY GROUP COMPANY, INC. and are in agreement with the statements contained in the first sentence of the first paragraph, and the second, third and fourth paragraphs, of part (a) of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Goldman Kurland and Mohidin, LLP
Encino, California